Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the incorporation by reference in this Registration Statement Form S-8 of our report dated March 27 2018 with respect to the consolidated financial statements of Canterbury Park Holding Corporation (the “Company”), which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Wipfli LLP

Minneapolis, Minnesota

March 30, 2018